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                                                                                                               Exhibit 12.1
                                                                                                                   3/7/2005


                                                        ALABAMA POWER COMPANY
                                        Computation of ratio of earnings to fixed charges for
                                                the five years ended December 31, 2004




                                                                   --------------------------------------------------------------
                                                                     2000       2001         2002          2003             2004
                                                                     ----       ----         ----          ----             ----

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                   $  698,801  $  652,467   $   770,194   $   782,220    $   819,955
Interest expense, net of amounts capitalized                      237,873     247,789       226,732       215,858        211,373
Distributions on mandatorily redeemable preferred securities       25,549      24,775        24,599        15,255              0
AFUDC - Debt funds                                                 20,197       9,569         6,854         6,421          6,856
                                                               -----------  ----------   ----------   ------------    ------------
Earnings as defined                                            $  982,420  $  934,600   $ 1,028,379   $ 1,019,754    $ 1,038,184
                                                               ==========  ==========   ===========   ============    =============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                     $  222,530  $  220,627   $   208,148   $   183,953    $   173,226
Interest on affiliated loans                                            0       1,082           845           274         16,479
Interest on interim obligations                                    10,759      13,556         1,160           388            465
Amort of debt disc, premium and expense, net                       11,668      11,740        12,857        15,671         14,793
Other interest charges                                             13,113      10,352        10,577        21,993         13,266
Distributions on mandatorily redeemable preferred securities       25,549      24,775        24,599        15,255              0

                                                               ----------   ---------    ------------  -------------   -------------
Fixed charges as defined                                       $  283,619  $  282,132   $   258,186   $   237,534    $   218,229
                                                               ==========  ==========   ===========   =============   =============



RATIO OF EARNINGS TO FIXED CHARGES                                  3.46        3.31          3.98          4.29           4.76
                                                                    =====       =====         =====         =====          ====

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